SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C.   20549



                            Form 8-K

                         CURRENT REPORT


               Pursuant to Section 13 or 15(d) of
               The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  January 27, 1995


                 DAIRY MART CONVENIENCE STORES, INC.
     (Exact name of registrant as specified in its charter)



           Delaware                0-12497          04-2497894
(State or Other Jurisdiction  (Commission File     (IRS Employer
      of Incorporation             Number)        Identification
                                                      Number)


One Vision Drive, Enfield, Connecticut                06082
(Address of Principal Executive Offices)            (Zip Code)



Registrant's telephone number, including area code  (203) 741-4444



                                    N/A
 (Former name or former address, if changed since last report.)

     Item 5. Other Events


     In its Form 10-Q for the fiscal quarter ended July 30, 1994, Dairy Mart Convenience Stores, Inc. (the "Company") reported that on September 15, 1994, it had reached an agreement in principle with Frank Colaccino, the former President and Chief Executive Officer of the Company, to settle certain disputes between the Company and Mr. Colaccino and related litigation involving them, as more fully described in such Form 10-Q. On January 27, 1995, the Company, Mr. Colaccino and certain other parties executed definitive documents settling the disputes and the litigation on terms substantially the same as those described in such Form 10-Q.

     In addition, the Company received an amendment to Schedule 13D of DM Associates Limited Partnership ("DM Associates") dated January 27, 1995, as filed with the Securities and Exchange Commission, relating to the beneficial ownership of shares of the Company's Class B Common Stock owned by DM Associates. The amendment reported, among other things, that DM Associates has appointed two new general partners and that the limited partnership agreement of DM Associates has been amended in certain respects. The rights and obligations of the partners of DM Associates and other matters are more fully set forth in such amendment to the
Schedule 13D. The Company believes that the beneficial ownership of the shares of the Company's Class B Common Stock owned of record by DM Associates, and the terms of the Amended Limited Partnership Agreement meet the requirements of the various lending agreements to which the Company is a party.

     As previously announced, the Company was informed that FCN Properties, Inc., a Connecticut corporation whose principal shareholder is Charles Nirenberg, Chairman of the Board and a director of the Company and a limited partner and the managing partner of the general partners of DM Associates, purchased the interests of the Connecticut Development Authority (the "CDA") with respect to the indebtedness due the CDA by DM Associates. FCN Properties, Inc. has advised the Company that it has waived any default which may have existed with respect to such indebtedness as of January 27, 1995.

                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, Dairy Mart Convenience Stores, Inc. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  February 14, 1995         DAIRY MART CONVENIENCE
                                 STORES, INC.



                                 By: /s/ Gregory G. Landry
                                    Gregory G. Landry
                                    Its Executive Vice
                                    President and Chief
                                    Financial Officer